SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


                Date of report (Date of earliest event reported)
                                 April 24, 2003


                         PACKAGING DYNAMICS CORPORATION
         ---------------------------------------------------------------
               (Exact Name of Registrant as Specified in Charter)


             Delaware                   000-49741             32-0009217
         ---------------             -----------------      ---------------
   (State or Other Jurisdiction        (Commission           (IRS Employer
        of Incorporation)              File Number)        Identification No.)



3900 West 43rd Street, Chicago, Illinois                         60632
---------------------------------------------------            --------
(Address of Principal Executive Office)                        (Zip Code)


Registrant's telephone number, including area code:  (773) 843-8000

                                      N/A
              ---------------------------------------------------
         (Former Name or Former Address, if Changed Since Last Report)




ITEM 7.  Financial Statements and Exhibits

         (c)      Exhibits.

                 Exhibit
                  Number         Description
               -----------       --------------

                   99.1 Packaging Dynamics Corporation Press Release dated April 24, 2002.

                   99.2          Transcript of Conference Call
                                 dated April 25, 2003.

ITEM 12.  Results of Operations and Financial Condition.

         On April 24, 2003, Packaging Dynamics Corporation issued a press release announcing its results of operations for the first quarter ended March 31, 2003. A copy of the press release, dated April 24, 2003, is furnished herewith as Exhibit 99.1. On April 25, 2003, as previously announced, Packaging Dynamics held a conference call discussing its first quarter 2003 results of operations, a transcript of which is furnished herewith as Exhibit 99.2.

         In addition to financial results determined in accordance with generally accepted accounting principles ("GAAP"), Packaging Dynamics utilizes non-GAAP financial measures (within the meaning of Regulation G promulgated by the Securities and Exchange Commission) in its first quarter 2003 press release and conference call. For purposes of Regulation G, a non-GAAP financial measure is a numerical measure of a registrant's historical or future financial performance, financial position or cash flows that excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of income, balance sheet or statement of cash flows (or equivalent statements) of the issuer; or includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. These measures should be considered in addition to results prepared in accordance with GAAP, but are not a substitute for or superior to GAAP results. Non-GAAP financial measures are used because management believes this information provides investors useful information in evaluating the results of the continuing operations and believes that this information provides the users of the financial statements a valuable insight into the operating results given the restructuring of Packaging Dynamics and distribution by Ivex Packaging Corporation of its ownership interest in Packaging Dynamics last year. The non-GAAP measure of adjusted EBITDA is presented to supplement the consolidated financial statements in accordance with GAAP. Specifically, management believes that adjusted EBITDA is of interest to its investors and lenders in relation to its debt covenants, as certain of its debt covenants include adjusted EBITDA as a performance measure. Packaging Dynamics defines adjusted EBITDA as earnings from operations plus depreciation, amortization and supplemental adjustments for restructuring expenses and items believed by management to be non-recurring. Adjusted EBITDA does not represent cash flow from operations, as defined by GAAP. Adjusted EBITDA should not be considered a substitute for net income or loss, or as an indicator of operating performance or whether cash flows will be sufficient to fund cash needs.

         This information is furnished pursuant to Item 12 of Form 8-K and shall not be deemed filed for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or otherwise subject to the liabilities of that section, unless specifically incorporated by reference in a document filed under the Securities Act of 1933, as amended, or the Exchange Act. By filing this report on Form 8-K and furnishing this information, Packaging Dynamics makes no admission as to the materiality of any information in this report that is required to be disclosed solely by Item 12.


                                 EXHIBIT INDEX


Exhibit
Number            Description
-----------       --------------

99.1 Packaging Dynamics Corporation Press Release dated April 24, 2002.

99.2              Transcript of Conference Call
                  dated April 25, 2003.




                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                    PACKAGING DYNAMICS CORPORATION
                                    Registrant



Date:  May 1, 2003                  By: /s/ Henry C. Newell
                                        -----------------------
                                        Henry C. Newell
                                        Vice President and
                                        Chief Financial Officer

                                                                Exhibit 99.1


FOR IMMEDIATE RELEASE

FOR:                                              CONTACT:
    Packaging Dynamics Corporation                Ms. Sharon Thompson
    3900 West 43rd Street                         Packaging Dynamics Corporation
    Chicago, IL  60632                            (773) 843-8013

                    Packaging Dynamics Corporation Reports
              Results for the First Quarter Ended March 31, 2003

Chicago, IL: Thursday, April 24, 2003 - Packaging Dynamics Corporation (NASDAQ-PKDY) reported results of operations for the first quarter ended March 31, 2003. The results of operations prior to July 1, 2002 include the results of operations of its wholly owned subsidiary, Packaging Holdings, L.L.C. On July 1, 2002, Packaging Dynamics commenced trading on NASDAQ after it acquired Packaging Holdings, L.L.C. and after Ivex Packaging Corporation distributed its Packaging Dynamics shares to Ivex's shareholders.

Net sales for the first quarter of 2003 were $64.5 million, representing a 7.2% increase over net sales of $60.1 million for the same period in 2002. Prior to the impact of the adjustments discussed below, reported net income for the first quarter of 2003 was $1.1 million compared with net loss for the first quarter of 2002 of $0.5 million.

After adjusting the 2002 earnings of Packaging Holdings, L.L.C. to reflect the capital structure of Packaging Dynamics Corporation for the period prior to July 1, 2002, exclude certain items (described in the attached financial information) and normalize the corporate income tax provision for the new corporate structure, net income for first quarter of 2003 was $1.1 million, or $0.11 per share, compared with $0.9 million, or $0.09 per share, for the first quarter of 2002.

 "Packaging Dynamics continued its strong operating and financial performance during the first quarter despite facing significant challenges. Our business delivered 22% earning-per-share growth versus first quarter, 2002 despite economic uncertainty in the market place, raw material cost pressures and increased energy costs," said Frank V. Tannura, Chairman. "We remain excited about Packaging Dynamics' growth opportunities and continue to target $.70 earning per share in 2003."

The company will hold a conference call on April 25, 2003 at 10:00 a.m. (ET) to discuss the news release. For access to the conference call, please dial 888-428-4480 (U.S.) by 9:45 a.m. (ET) on April 25th. The access code is "Packaging Dynamics." A replay of the call will be available from approximately 5:00 p.m. (ET) on April 25th through 12:59 a.m. (ET) on May 3rd. To access the replay, please dial 800-475-6701 (U.S.) or 320-365-3844 (International), access code 682014.

Packaging Dynamics, headquartered in Chicago, Illinois, is a vertically integrated flexible packaging company that laminates and converts paper, film and foil into various value-added flexible packaging products for the food service, food processing, bakery, supermarket, deli and concession markets as well as a limited number of industrial markets.

The statements contained in this press release are forward-looking and are identified by the use of forward looking words and phrases, such as "estimates," "plans," "expects," "to continue," "subject to," "target" and such other similar phrases. These forward-looking statements are based on the current expectations of the company. Because forward looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause plans, actions and results to differ materially from current expectations are: (i) changes in consumer demand and prices resulting in a negative impact on revenues and margins; (ii) raw material substitutions and increases in the costs of raw materials, utilities, labor and other supplies; (iii) increased competition in the company's product lines; (iv) changes in capital availability or costs; (v) workforce factors such as strikes or labor interruptions; (vi) the ability of the company and its subsidiaries to develop new products, identify and execute capital programs and efficiently integrate acquired businesses; (vii) the cost of compliance with applicable governmental regulations and changes in such regulations, including environmental regulations; (viii) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including currency fluctuations and other risks associated with operating in foreign countries; and (ix) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries.

Following are more detailed financial results for the quarter ended March 31, 2003.

                                                 Packaging Dynamics Corporation
                                              Consolidated Statements of Operations
                                          (dollars in thousands, except per share data)
                                                           (unaudited)

                                     For the three months ended March 31, 2003    For the three months ended March 31, 2002
                                     -----------------------------------------    -----------------------------------------
                                                   Reported                       Reported      Adjustments         Adjusted
                                                   --------                       --------      -----------         --------

Net sales                                        $ 64,454                         $ 60,125                          $ 60,125
Cost of goods sold                                 56,473                           53,153                            53,153
                                               -----------                      -----------     -----------       -----------
Gross profit                                        7,981                            6,972               -             6,972
                                               -----------                      -----------     -----------       -----------
Operating expenses:
   Selling                                          1,763                            1,834                             1,834
   Administrative                                   2,904                            3,021          (1,076) (1)        1,945
   Amortization of intangibles                         90                               18                                18
   Asset sales and disposals                            -                             (105)            105  (2)            -
                                               -----------                      -----------     -----------       -----------
   Total operating expenses                         4,757                            4,768            (971)            3,797
                                               -----------                      -----------     -----------       -----------
Income from operations                              3,224                            2,204             971             3,175

Interest expense                                    1,469                            2,296            (548) (3)        1,748
                                               -----------                      -----------     -----------       -----------
Income (loss) before income taxes                   1,755                              (92)          1,519             1,427
Income tax provision                                  688                              388             176  (4)          564
                                               -----------                      -----------     -----------       -----------
Net income (loss)                                 $ 1,067                           $ (480)        $ 1,343             $ 863
                                               ===========                      ===========     ===========       ===========

Adjusted EBITDA:
   Income from operations                         $ 3,224                                                            $ 3,175
   Equity plan charge                                   -                                                                  -
   Asset sales and disposals                            -                                                                  -
   Depreciation                                     2,000                                                              1,941
   Amortization                                        90                                                                 18
                                               -----------                                                        -----------
   Adjusted EBITDA                                $ 5,314                                                            $ 5,134
                                               ===========                                                        ============

Adjusted net income per share:
   Basic                                           $ 0.11                                                             $ 0.09
                                               ===========                                                        ===========
   Fully diluted                                   $ 0.11                                                             $ 0.09
                                               ===========                                                        ===========
Weighted average shares outstanding:
   Basic                                        9,657,892                                                          9,437,750 (5)
                                               ===========                                                        ===========
   Fully diluted                                9,836,694                                                          9,664,443 (5)
                                               ===========                                                        ===========




                        PACKAGING DYNAMICS CORPORATION
                NOTES TO CONSOLIDATED STATEMENTS OF OPERATIONS
                 (dollars in thousands, except per share data)
                                  (unaudited)


(1) On July 1, 2002, Packaging Dynamics granted to management, for incentive purposes and in consideration of their waiver of cash payments under an existing Long Term Incentive Plan, stock options for the purchase of an aggregate of 815,089 shares of its common stock under the 2002 Long Term Incentive Stock Plan. Additionally, on July 1, 2002,
Packaging Dynamics granted to former employees stock options for the purchase of an aggregate of 29,047 shares of its common stock under individual nonqualified stock option agreements in consideration of their waiver of cash payments under the existing Long Term Incentive Stock Plan. The options granted to management have an exercise price of $3.90 per share that was below the fair market value of Packaging Dynamics common stock on the grant date and, although fully vested, are not exercisable for three years after the grant date. Consequently, the company has the right to repurchase an executive's options if he terminates employment before the end of the three-year period.
The company recorded a non-cash compensation charge of approximately $2,667 (of which $1,076 was recorded during the quarter ended March 31, 2002) in fiscal 2002 related to these management incentive plans. As such, the adjustment reflects the elimination of charges related to this long-term compensation plan.

(2) Reflects the elimination of gains incurred on the sale of certain machinery and equipment taken out of service as part of the company's ongoing productivity improvement program. We expect to continue the productivity improvement program which may result in future gains or losses on the sale of equipment.

(3) Reflects the elimination of interest expense related to the cancellation of the 12% Promissory Note in connection with the distribution of Ivex Packaging Corporation's shares of Packaging Dynamics Corporation.

(4) The contribution of ownership interests of Packaging Holdings to Packaging Dynamics Corporation changes the way taxable income is reported. The taxable income of Packaging Holdings, a limited liability company, was reported by its members. The taxable income of Packaging Dynamics, a C-corporation, will be reported on Packaging Dynamics' tax return. This difference in the way taxable income is reported is reflected in the recording of an adjusted income tax provision based on an assumed tax rate of 39.5%.

(5) Weighted average shares outstanding of 9,437,750 is calculated based on the number of shares of common stock outstanding after the contribution of Packaging Holdings, L.L.C. ownership interest to Packaging Dynamics. Diluted weighted average shares outstanding reflects the dilutive effect of 226,686 shares related to the anticipated issuance after the distribution of 844,093 options with a strike price of $3.90 per share, using the market value of Packaging Dynamics at June 29, 2002.



                                           PACKAGING DYNAMICS CORPORATION
                                            CONSOLIDATED BALANCE SHEETS
                                   (dollars in thousands, except per share data)


                                                                                    March 31,         December 31,
                                                                                      2003                2002
                                                                                 ----------------    ----------------
                                   ASSETS                                          (unaudited)
Current Assets
         Cash and cash equivalents.....................................                  $ 2,304             $ 1,864
         Accounts receivable trade (net of allowance for
               doubtful accounts of $609 and $373) ....................                   23,514              22,640
         Inventories ..................................................                   31,201              28,257
         Prepaid expenses and other ...................................                    4,634               3,995
                                                                                 ----------------    ----------------
              Total current assets ....................................                   61,653              56,756
                                                                                 ----------------    ----------------
Property, Plant and Equipment
         Buildings and improvements ...................................                   25,072              24,071
         Machinery and equipment ......................................                   64,551              64,440
         Projects in progress .........................................                    2,254               1,290
                                                                                 ----------------    ----------------
                                                                                          91,877              89,801
         Less-Accumulated depreciation and amortization ...............                  (28,338)            (26,476)
                                                                                 ----------------    ----------------
                                                                                          63,539              63,325
         Land .........................................................                    1,276               1,276
                                                                                 ----------------    ----------------
               Total property, plant and equipment ....................                    64,815              64,601
                                                                                 ----------------    ----------------
Other Assets:
         Goodwill, net of accumulated amortization ....................                   42,969              42,771
         Miscellaneous ................................................                    2,066               2,227
                                                                                 ----------------    ----------------
              Total other assets ......................................                   45,035              44,998
                                                                                 ----------------    ----------------
Total Assets ..........................................................                $ 171,503           $ 166,355
                                                                                 ================    ================

                          LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities
         Current maturities of long-term debt .........................                 $ 14,683             $ 7,420
         Accounts payable .............................................                   28,791              23,299
         Accrued salary and wages .....................................                    2,678               2,627
         Other accrued liabilities ....................................                    6,563               6,433
                                                                                 ----------------    ----------------
              Total current liabilities ...............................                   52,715              39,779
Long-term Debt ........................................................                   58,767              67,710
Other Liabilities .....................................................                    2,416               2,736
Deferred Income Taxes .................................................                   10,466              10,423
                                                                                 ----------------    ----------------
Total Liabilities .....................................................                  124,364             120,648
                                                                                 ----------------    ----------------
Commitments and Contingencies .........................................
                                                                                 ----------------    ----------------
Stockholders' equity ..................................................
         Common stock, $.01 par value - 40,000,000 shares authorized;
               and 9,662,158 shares issued and outstanding.............                       96                  96
         Preferred stock, $.01 par value - 5,000,000 shares authorized;
              and no shares issued and outstanding.....................                        -                   -
         Paid in capital in excess of par value .......................                   45,860              45,560
         Accumulated comprehensive loss ...............................                     (188)               (253)
         Retained earnings ............................................                    1,371                 304
                                                                                 ----------------    ----------------
              Total stockholders' equity ..............................                   47,139              45,707
                                                                                 ----------------    ----------------
Total Liabilities and Stockholders' Equity ............................                $ 171,503           $ 166,355
                                                                                 ================    ================

                                             PACKAGING DYNAMICS CORPORATION
                                          CONSOLIDATED STATEMENT OF CASH FLOWS
                                                 (dollars in thousands)
                                                       (unaudited)


                                                                                        For the Three Months Ended
                                                                                       March 31,          March 31,
                                                                                         2003               2002
                                                                                     --------------    ----------------

Cash flows from operating activities:
         Net income (loss) .................................................               $ 1,067              $ (480)
         Adjustments to reconcile net income (loss) to net
             cash from operating activities:
             Depreciation ......................................................             2,090               1,959
             Amortization of deferred finance costs ............................               185                 185
             Gain on disposal of equipment .....................................                 -                (105)
             Provision for doubtful accounts ...................................              (171)                 12
             Non-cash charge for long-term incentive compensation ..............                 -               1,076
             Non-cash interest to related party ................................                 -                 548
             Changes in operating assets and liabilities:
                   Accounts receivable .........................................              (703)             (3,955)
                   Inventories .................................................            (2,944)                251
                   Other assets ................................................              (779)             (1,394)
                   Accounts payable and accrued liabilities ....................             5,463               4,532
                                                                                     --------------    ----------------
                   Net cash from operating activities ......................                 4,208               2,629
                                                                                     --------------    ----------------
Cash flows used by investing activities:
         Additions to property, plant and equipment.........................                (2,076)               (873)
         Acquisition of Wolf Packaging, Inc., net of cash acquired..........                  (198)                  -
         Proceeds from sale of assets.......................................                     -                 126
                                                                                     --------------    ----------------
                   Net cash used by investing activities....................                (2,274)               (747)
                                                                                     --------------    ----------------
Cash flows used by financing activities:
         Principal payments for loan obligations............................                (1,680)             (1,680)
         Payment of financing costs.........................................                  (114)                  -
        Issuance of common stock............................................                   300                   -
                                                                                     --------------    ----------------
                   Net cash used by financing activities....................                (1,494)             (1,680)
                                                                                     --------------    ----------------
Net increase in cash and cash equivalents...................................                   440                 202
Cash and cash equivalents at beginning of period............................                 1,864               1,041
                                                                                     --------------    ----------------
Cash and cash equivalents at end of period..................................               $ 2,304             $ 1,243
                                                                                     ==============    ================
Supplemental cash flow disclosures:
Cash paid during the period for:
         Interest...........................................................                 1,365               1,649
         Income taxes.......................................................                   309                   -


                                                                  Exhibit 99.2

                              Packaging Dynamics
                                Call ID 682014
                         Date of Call: April 25, 2003
                       Host Time: 9:00 a.m. Central Time


Moderator:        Ladies and Gentlemen, Thank you for standing by. Welcome to the Packaging Dynamics first quarter conference call. At this time, all participants are in a listen-only mode. Later, we will conduct a question and answer session. Instructions will be given at that time. If you should require assistance during the call, please press 0 then *. As a reminder, this conference is being recorded. I would now like to turn the conference over to our host, Hank Newell. Please go ahead.

Hank Newell:      Good morning and welcome to Packaging Dynamics' first
                  quarter earnings call. I'm Hank Newell, Chief Financial
                  Officer for Packaging Dynamics. Joining me today on this call is Frank Tannura, Packaging Dynamics' Chairman, and
                  Phil Harris, our company's CEO and President.

                  During this conference call today, we may make statements which are forward looking. Any such forward looking statements are based on the company's current expectations. Because forward-looking statements involve risk and uncertainties, the company's actual results may differ materially. Among the factors that could result, that could cause results to differ materially from current expectations are the risks and circumstances described in the documents that we have filed with the Securities and Exchange Commission.

                  I now would like to turn the call over to Mr. Frank Tannura.

Frank Tannura:    Good morning everybody and thank you for joining
                  our conference call this morning. We plan to do a couple of things. First, we'll review the first quarter for you and then, secondly, give you an update on how we're thinking about the rest of 2003. I'll begin with a brief overview of the quarter, Phil Harris will then discuss the underlying business trends and the operating environment that we're facing, and Hank will discuss certain aspects of the financials in more detail.

                  All the financials that we'll speak about in the call will be the adjusted financials as presented in detail on our press release and the prior year numbers do continue to reflect certain adjustments that kind of related to our change from a private to a public company.

                  In the first quarter, we achieved revenues of $64.5 million which was a 7% increase over the same period in 2002. Our core food packaging business increased double digits, that was primarily resulting from the Wolf acquisition, but we had solid fundamentals as we exited the quarter. Our Specialty Laminations business volume increased modestly, again, in line with our expectations. There was some product mix shifts going on there that we worked our way through. And then our merchant paper business increased almost 10% in the quarter so we experienced a solid performance out of our paper business.

                  Margin improvement has been and will continue to be a significant focus for our management team and we hope a significant lever for delivering value as we go forward. Gross margins improved to 12.4% from 11.6% last year which reflects the impact of our continued focus on improving productivity in our operations. Phil will talk about that in a little more detail. This is particularly impressive, I believe, given the difficult environment we were facing in the quarter both from a volume standpoint and a cost standpoint. So I'm real pleased with our margin direction in the quarter.

                  EBIT margins actually decreased slightly as a result of increased SG&A spending in the quarter. That's not indicative of any systematic change in our cost structure, and Hank will talk you through that in a little more detail.

                  We did achieve the improvement that we were targeting in our paper mill operations in the quarter. If you recall, we had a very challenging third and fourth quarters at the mill and did get that business back to modest profitability in the first quarter so we met our objectives in that regard.

                  First quarter EPS were $.11, a 22% increase over 2002 and in line with our previously communicated expectations and keeps us on track for our annual goals.

                  At this point, I'd like to turn it over to Phil and let him talk about the business in a little more detail.

Phil Harris:      Thanks, Frank and good morning everyone. All of our
                  businesses moved ahead in the first quarter. In the Food
                  Packaging business, the Wolf acquisition continued to exceed our expectations. Wolf's capabilities added significant flexibility to our system. They have proven to be very important in meeting the needs of our major QSR customers.
                  We consider Wolf now to be fully integrated into the Food
                  Packaging business.

                  The two new bag machines in Chicago have performed well, and we are proceeding with the next three machines, which will be located in Baxter Springs. Based on initial evaluations, we believe the probability is very high we will choose to continue invest further in this type of equipment.

                  The Specialty Laminations business continues to add both to its customer and product bases and the asset productivity was up significantly in the first quarter. Most importantly, Specialty Laminations developed several new products which were quickly adopted by our customers and are now in test market.

                  Our specialty paper mill ran with the highest efficiency of any quarter in its history. And, as a result, as Frank said, in a very difficult operating environment, made money. To give you a benchmark, that mill is now more productive with three paper machines than it was with four paper machines three years ago.

                  I also think it's important to note that three years ago our key safety statistic, the OSHA Recordable Injury Rate, was about 6, which is about average. We have improved performance in each year and that current rate, that is the injury rate, is now under 2, which is outstanding on anybody's scale. I think this is very indicative of the positive quality of our plant management because all facilities have shown significant improvement.

                  Looking at the year as a whole, we continue to believe that top line growth will be in the 4-6% range. The Food Packaging volume was soft in January and February but has picked up recently. Specialty Laminations with their new products have started the year ahead of 2002 and we plan to stay there. The QSR market continues to require significant flexibility. Some of our major customers have flipped from paper to foil and vice versa in recent months. We've been pleased to have the capability to keep up with this fast-moving market no matter which way those major customers went.

                  As expected, on a negative note, commodity prices have been less friendly than last year. Gas has gone from $3 to $6 and pulp has jumped $100 per ton. But those changes were in line with our expectations and we have active programs in place to manage these issues.

                  As we've discussed in the past, we continue to find attractive opportunities to invest in both productivity improvement and cost reduction in all of our businesses, and we are continuing to actively look for the right acquisitions for our core businesses.

                  Hank Newell, our CFO, will now give you some details.

H. Newell:        Thank you Phil. Go into a little bit more detail on
                  the financials. Net sales were up 7.2% over prior year at $64.5 million versus the prior year number of $60 million.
                  That's reflective of Food Packaging volume that was up double digits over prior year even with slower volume in January and February in the current quarter. It was much stronger in March. Specialty Laminations grew modestly in the quarter. Specialty paper, as Phil indicated, was up slightly and this was even with a decline in average prices from prior year.

                  Our gross margin was 12.4% which was up from 11.6% in the prior year which reflects our continued efforts around improving costs and productivity in our operations and also shows the continued improvement in our overall customer and product mix.

                  EBIT margin was 5% versus prior year of 5.3% and this is reflective of the higher SG&A costs that we had in the quarter. SG&A costs were about $900,000 over prior year. $400,000 of that is related to the acquisition of Wolf, and then we have $200,000 - $300,000 that relate to reorganizing our finance and IT corporate functions and these expenses will transition out in the third and fourth quarter of this year.

                  EBITDA of $5.3 million was 3.5% above 2002. Net free cash, which we define as cash before principal payments, in the quarter was $1.9 million which is we feel strong cash flow for Packaging Dynamics. Overall, net working capital in the quarter was $1.7 million favorable versus the end of the year. We had capital expenditures of $2.1 million as compared to $900,000 in the prior year. $1.3 million of this reflects the continued recapitalization of our bag assets in our core food packaging business. And we expect capital expenditures in the current year and ongoing to be in the $5 million range.

                  On the balance sheet, debt reduction of $1.7 million in the quarter and we had continued positive trends and leverage, defining leverage as debt divided by our 12 month trailing EBITDA. If you look back to 2001, our leverage was at 3.4; at the end of 2002 we were at 2.98; and here in the first quarter we were down to 2.89. And we are very pleased with that continued trend.

                  Return on capital employed, which we define as after tax EBIT divided by debt plus equity, improved from 5.7% to 6.9% versus prior year. This is a long way from where we want it to be, and we expect significant improvement by year end.

                  First quarter EPS of $.11 was 22%, was a 22% increase over 2002 and in line with our previously communicated expectations. With that I'll turn it over to Frank.

F. Tannura:       Thanks Hank. Overall, I'm pleased that Packaging
                  Dynamics continued its strong operating and financial performance during the first quarter of 2003. Really, despite what were the most challenging circumstances we faced in quite some time. Economic uncertainty certainly impacted the stability of our volume a bit early in the quarter in particular. Raw material cost pressures that will continue and certainly energy costs pressures as well.

                  I think the positive first quarter performance in this challenging environment highlights a couple of important attributes of the Packaging Dynamics' business. First, with 70% of our business in food packaging markets, we do have a stable revenue base so that the revenue stream for the business is relatively consistent and growing in virtually any sort of economic environment. And secondly, I believe what you saw in our performance in the first quarter was the fact that the company has a culture that is really focused on delivering results under whatever circumstances or external environment we are facing. I think that is the culture that the company certainly inherited from its relationship with Ivex and will continue to carry that forward. We remain excited about the Packaging Dynamics' growth opportunities and look forward to a very successful 2003 and remain on track to deliver targeted earnings per share of $.70 during the year.

                  So with that, we would be happy to entertain any questions anybody might have for Phil, Hank or me.

Moderator:        We have a question from the line of Brian Gonick with Corsair
                  Capital.  Please go ahead.

Brian Gonick:     A couple of questions. First, can you tell me what
                  sales were for Wolf for the quarter, and second, as far as the cost cutting efforts go, where would you say, how far along are you relative to sort of all of the recapitalization and cost savings program, meaning are you half way done, do you expect to get significant cost savings further along the year and then along those lines, when you say Wolf is fully integrated, are there additional savings that are gonna come from Wolf after this quarter?

F. Tannura:       Let me answer the first question, Brian, and then I'll turn the second over to Phil.

                  We have already in effect integrated the Wolf business into our overall food packaging business so we're not tracking it separately. I think it is safe to think though that it was in line with the kind of, sort of volumes they experienced last year so last year I believe they did about $22 to $23 million and so kind of a quarter of that in the first quarter, you know $4 to 5 million, is probably a way to think about it.

                  But we are not going to be tracking Wolf separately going forward.

B. Gonick:        Do you feel though that you had organic growth
                  excluding the Wolf acquisition then?

F. Tannura:       In the food packaging business it was modest.

B. Gonick:        Okay.

F. Tannura:       It really was a function of a pretty weak start in
                  January and February which I think was indicative of a very weak food service environment. From what we can appreciate from other suppliers in the industry, we were not unusual in that regard. I don't know anybody who had a strong growth first quarter. We were actually pleased with the momentum that we exited with though.

B. Gonick:        So at this point you're feeling that things
                  have picked up a little bit, relatively speaking?

F. Tannura:       Relatively they have. We exited the quarter in a
                  lot better shape than we entered the quarter from a volume standpoint.

B. Gonick:        Okay. That's it, and then on the cost side?

P. Harris:        On the cost side, we've just started to see the
                  benefits. And what's happening here, Brian, when you, when we put in the new equipment , and I'll try not to drag this thing out, we then have to start switching product to it and we have to get, in several cases, customer approval and so it's a process which goes on for several months.

                  We're very pleased and have proven the capability that those machines were justified on but it will take many months to see the full benefits so we're just starting to see the benefit and we fully expect to continue to gain in benefits over the rest of this year, certainly.

B. Gonick:        Great, my last question is, on natural gas, where do
                  you stand as far as how far out have you purchased and what are you looking at?

P. Harris:        We're good through the middle of the year.

B. Gonick:        So no change there really?

P. Harris:        No.

B. Gonick:        And I guess you're just kind of sitting tight to see
                  where gas prices go, is that it?

P. Harris:        Yes basically without getting, belaboring the point,
                  we review the market daily including such things as what percentage is being injected back into storage and make decisions on that basis. Right now we believe it is in our best interest to not be in the market beyond June.

B. Gonick:        Okay.

F. Tannura:       You`ll see us buy some gas over the next month or two though.

B. Gonick:        Okay, great.

F. Tannura:       We're actively focused on what the right strategy
                  is here and how far to go out but we're not going to get to the Fall without having bought gas.

B. Gonick:        Okay, thanks guys.

F. Tannura:       Brian, just let me make one other observation on
                  the revenue question, too, that I forgot to mention. One other thing that is occurring in our Food Packaging business in the first quarter is something that we talked about on the last call, I believe, and that is that there has been some product shift from foil-based sandwich wraps to paper.
                  We'll see that back and forth. Last year it went more the other way and that does have an impact, not on units but on unit pricing and so that does have a dampening effect on revenue--dollar growth but not unit growth. That is some of what you saw in the core business in the first quarter, as well.

Moderator:        And we have a question on the line of Prithvi Gandhi from
                  Morgan Stanley.  Please go ahead.

P. Gandhi:        Good morning, great quarter. A couple of questions.
                  First one, on the product mix, can you just give us some broad guidance on how the revenue breaks down in terms of the three broad product categories and secondly, on the cost side, just wondering if you can provide some guidance for what the leverage is in the business model so how the margins change with the product mix if volumes went up 5 to 10% what that would do to the margins.

H. Newell:        This is Hank. Why don't I take the product mix chunk
                  and kind of give you some rough ideas of total percentages.
                  The food packaging business represents approximately 70% of our total revenues.

P. Gandhi:        Okay.

H. Newell:        The lamination, specialty laminations piece is about 20% and we have less than 10% of our total revenue in outside paper.

F. Tannura:       The question on the operating leverage it, really
                  varies by business but overall the contribution margins in the business on incremental volumes could be anywhere from 20 to 30% probably on average in the lower end of that range.

P. Gandhi:        Okay. Thanks everyone.

F. Tannura:       Thank you.

Moderator:        If there are any additional questions, please press the 1 at this time. There are no further questions at this time, please continue.

F. Tannura:       We certainly appreciate everybody's participation this
                  morning and your ongoing support of our business. If there is anything that the management team can do for you, please don't hesitate to call the company and we look forwarding to speaking with you soon. Thank you.

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